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Exhibit 99.1

PHARMACOPEIA ANNOUNCES UPDATE ON TIMING OF
PROPOSED "SPIN-OFF" OF PHARMACOPEIA DRUG DISCOVERY

Company also comments on first quarter 2004,
and provides full-year financial guidance

Princeton, New Jersey, April 7, 2004—Pharmacopeia, Inc. (Nasdaq: ACCL) today announced that the proposed spin-off of its Pharmacopeia Drug Discovery, Inc. (PDD) unit is expected to occur by the end of April 2004. The Pharmacopeia Board of Directors intends to meet next week to consider final approval of the pro rata distribution to stockholders of 100% of the common stock of PDD. Subject to final Nasdaq approval, PDD common stock will trade under the symbol "PCOP" upon completion of the spin-off. Pharmacopeia will continue to trade under the symbol "ACCL" after the distribution and, subject to stockholder approval at its upcoming annual meeting, the company will change its name to "Accelrys" to better reflect its focus on the scientific software business. The transaction remains subject to Pharmacopeia's receipt of regulatory approvals and a favorable tax opinion, market conditions and final approval by the Pharmacopeia Board.

The Company also announced that consolidated revenue for the quarter ended March 31, 2004 was approximately 34% lower than in the first quarter of 2003. In addition to the anticipated negative effect on revenue of the new subscription software license offered in the first quarter, Accelrys revenue in the quarter was impacted by a 22% decrease in orders as compared to the 2003 first quarter. The Company attributed the shortfall at Accelrys to, among other issues, confusion regarding the change to the new subscription licensing contracts and some disruption associated with the planned spin-off of PDD. PDD revenue for the quarter ended March 31, 2004 decreased approximately 28% as compared to the 2003 first quarter, due principally to lower milestone revenue and reduced third party collaborative research funding.

In spite of lower revenue and orders at Accelrys in the first quarter, total deferred revenue, which includes unbilled orders, in the software unit grew to more than $47 million at March 31, 2004, a 19% increase over the level at March 31, 2003. Further, on a consolidated basis, the benefits from recent and continuing cost containment initiatives were reflected in the Company's improved cash position at the end of the 2004 first quarter. The Company's cash and cash equivalents at March 31, 2004 grew to more than $141 million, over a $7 million increase from its December 31, 2003 level.

With regard to financial guidance, John Hanlon, Pharmacopeia's Chief Financial Officer, said, "As we have stated in our previous releases and conference calls, we do not believe the first calendar quarter is a good indicator of the Company's actual performance over the balance of the year. Consistent with this view, we expect Accelrys orders for the period beginning April 1, 2004 and ending March 31, 2005 (the software division's 2005 fiscal year) to increase modestly over orders for the twelve months ended March 31, 2004. We anticipate a market environment in fiscal 2005 that will continue to improve gradually, which we believe will help us drive new sales and continue to build our deferred revenue base. Further, we see revenue potential from the activities of our Business Development Group, recently established by Accelrys to pursue in-licensing, out-licensing and merger and acquisition opportunities. Due to the accounting for Accelrys' new subscription license offering, we expect revenue recorded for fiscal 2005 will be from 12% to 15% lower than in the comparable twelve month period ended March 31, 2004. We expect cash flow from operations to be higher in fiscal 2005 than in the twelve months ended March 31, 2004. We believe this improvement in cash flow at Accelrys will be a product of both its lower operating expense base and its customers' adoption of the new subscription license offering on payment terms consistent with historical practice."

"We intend to increase our level of internal, self-funded research at PDD over the remainder of 2004, as we believe such proprietary programs have the potential to generate higher future returns for PDD than are typical in the drug discovery unit's standard collaborative agreements. Notwithstanding this enhanced investment in PDD's own programs, however, we do not expect PDD's net utilization of cash during the remainder of calendar year 2004 to exceed $5.0 million."

"Consistent with our previous guidance, the Company will record one-time charges in the quarter ended March 31, 2004 estimated at between $11 million and $12 million in total. These charges primarily reflect costs incurred in connection with the spin-off, the consolidation of facilities at PDD and the reduction of staff implemented in January 2004 at Accelrys."

Pharmacopeia (www.pharmacopeia.com) is a leader in enabling science and technology that accelerates and improves the drug discovery and chemical development processes. Pharmacopeia's Drug Discovery business (PDD) integrates proprietary small molecule combinatorial and medicinal chemistry, high-throughput screening, in-vitro pharmacology, computational methods and informatics to discover and optimize lead compounds. Pharmacopeia's software subsidiary, Accelrys, develops and commercializes molecular modeling and simulation software for the life sciences and materials research markets, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis. Pharmacopeia is headquartered in Princeton, New Jersey.

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When used anywhere in this document, the words "expects", "believes", "anticipates", "estimates" and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia. Pharmacopeia has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Pharmacopeia's strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, completion of the spin-off of PDD and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its most recent report on Form 10-K and subsequent reports on Form 10-Q. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

John J. Hanlon
Chief Financial Officer
Pharmacopeia, Inc.
(609) 452-3600
irreq@pharmacopeia.com

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  Exhibit 99.1
PHARMACOPEIA ANNOUNCES UPDATE ON TIMING OF PROPOSED "SPIN-OFF" OF PHARMACOPEIA DRUG DISCOVERY